Exhibit 99.1

American Financial Group, Inc. Announces First Quarter Results

•	Net earnings per share of $1.60; includes $0.82 per share in realized losses on securities after adopting new accounting standard related to equity securities previously classified as “available for sale”

•	Core net operating earnings of $2.42 per share, an increase of 43% from the prior year period

•	First quarter annualized ROE of 12.3%; core operating ROE of 18.6%

•	Announced special cash dividend of $1.50 per share, payable May 25, 2018

•	Full year 2018 core net operating earnings guidance maintained at $7.90 - $8.40 per share

CINCINNATI – May 2, 2018 – American Financial Group, Inc. (NYSE: AFG) today reported 2018 first quarter net earnings attributable to shareholders of $145 million ($1.60 per share) compared to $153 million ($1.72 per share) for the 2017 first quarter. Effective January 1, 2018, AFG adopted Accounting Standards Update (ASU) 2016-01, which requires all equity securities previously classified as “available for sale” to be reported at fair value, with holding gains and losses recognized in net earnings – see Investments and Recently Adopted Accounting Standards, below. Net earnings for the quarter include $74 million ($0.82 per share) in after-tax net realized losses on securities, including $71 million ($0.78 per share) in holding losses to adjust equity securities to fair value. By comparison, after-tax net realized gains on securities were $2 million ($0.03 per share) in the prior year period. The change in the federal corporate tax rate from 35% to 21%, enacted by the Tax Cuts and Jobs Act of 2017 and effective January 1, 2018, contributed to a lower effective tax rate in 2018 as compared to 2017. Book value per share was $58.32 as of March 31, 2018. Annualized return on equity was 12.3% and 13.3% for the first quarters of 2018 and 2017, respectively.

Core net operating earnings were $219 million ($2.42 per share) for the 2018 first quarter, compared to $151 million ($1.69 per share) in the 2017 first quarter. The improved results were attributable to higher operating earnings in our Specialty Property and Casualty (P&C) Insurance operations and our Annuity Segment and the benefit of the lower corporate income tax rate. Book value per share, excluding unrealized gains related to fixed maturities, was $54.74 per share at March 31, 2018, up from $53.51 per share at December 31, 2017. Core net operating earnings for the first quarters of 2018 and 2017 generated annualized returns on equity of 18.6% and 13.1%, respectively.

The Company also announced today that its Board of Directors has declared a special cash dividend of $1.50 per share of American Financial Group common stock. The dividend is payable on May 25, 2018 to shareholders of record on May 15, 2018. The aggregate amount of this special dividend will be approximately $133 million. This special dividend is in addition to the Company’s regular quarterly cash dividend of $0.35 per share most recently paid on April 25, 2018.

AFG’s net earnings attributable to shareholders, determined in accordance with U.S. generally accepted accounting principles (GAAP), include certain items that may not be indicative of its ongoing core operations. The table below identifies such items and reconciles net earnings attributable to shareholders to core net operating earnings, a non-GAAP financial measure. AFG believes that its core net operating earnings provides management, financial analysts, ratings agencies and investors with an understanding of the results from the ongoing operations of the Company by excluding the impact of net realized gains and losses and other special items that are not necessarily indicative of operating trends. AFG’s management uses core net operating earnings to evaluate financial performance against historical results because it believes this provides a more comparable measure of its continuing business. Core net operating earnings is also used by AFG’s management as a basis for strategic planning and forecasting.

In millions, except per share amounts	Three months ended March 31,
	2018	2017
Components of net earnings attributable to shareholders:
Core operating earnings before income taxes	$267	$220
Pretax non-core item:
Realized gains (losses) on securities	(93)	3

Earnings before income taxes	174	223
Provision (credit) for income taxes:
Core operating earnings	52	67
Non-core item:
Realized gains (losses) on securities	(19)	1

Total provision (credit) for income taxes	33	68

Net earnings, including noncontrolling interests	141	155
Less net earnings (losses) attributable to noncontrolling interests:
Core operating earnings	(4)	2
Realized gains (losses) on securities	—	—

Total net earnings (losses) attributable to noncontrolling interests	(4)	2

Net earnings attributable to shareholders	$145	$153

Net earnings:
Core net operating earnings(a)	$219	$151
Realized gains (losses) on securities	(74)	2

Net earnings attributable to shareholders	$145	$153

Components of Earnings Per Share:
Core net operating earnings(a)	$2.42	$1.69
Realized gains (losses) on securities	(0.82)	0.03

Diluted Earnings Per Share	$1.60	$1.72

Footnote (a) is contained in the accompanying Notes to Financial Schedules at the end of this release.

S. Craig Lindner and Carl H. Lindner III, AFG’s Co-Chief Executive Officers, commented: “The year is off to a very strong start, with core operating earnings establishing an all-time quarterly high for AFG. Our Specialty P&C insurance operations generated excellent underwriting margins, and earnings in our Annuity Segment were outstanding.

“AFG had approximately $845 million of excess capital (including parent company cash of approximately $280 million) at March 31, 2018. Where appropriate, our excess capital will be deployed into AFG’s core businesses as we identify potential for healthy, profitable organic growth, and opportunities to expand our specialty niche businesses through acquisitions and start-ups that meet our target return thresholds. In addition, returning capital to shareholders in the form of regular and special cash dividends and opportunistic share repurchases are also an important and effective component of our capital management strategy. The $1.50 per share special cash dividend announced today reflects AFG’s strong financial position and our confidence in the Company’s financial future.

“We continue to expect core net operating earnings in 2018 to be between $7.90 and $8.40 per share. Our core earnings per share guidance excludes non-core items such as realized gains and losses, as well as other significant items that are not able to be estimated with reasonable precision, or that may not be indicative of ongoing operations.”

Specialty Property and Casualty Insurance Operations

Core operating earnings in AFG’s P&C insurance operations were $188 million in the first quarter of 2018, compared to $169 million in the prior year period, an increase of 11%. Higher P&C underwriting profit and higher P&C net investment income were partially offset by lower year-over-year other income.

The Specialty P&C insurance operations generated an underwriting profit of $92 million in the 2018 first quarter, compared to $79 million in the first quarter of 2017, an increase of 16%. Higher underwriting profit in our Specialty Casualty Group was partially offset by lower underwriting profit in our Property and Transportation and Specialty Financial Groups.

The first quarter 2018 combined ratio of 91.7% improved 0.5% from the prior year period. First quarter 2018 results include 5.1 points of favorable prior year reserve development, compared to 2.8 points of favorable development in the comparable prior year period. Catastrophe losses were 1.2 points of the combined ratio in the first quarter of 2018; by comparison, catastrophe losses added 0.7 points in the prior year period.

Gross and net written premiums were up 10% and 7%, respectively, in the 2018 first quarter compared to the same quarter a year earlier, with each of our Specialty P&C groups reporting growth during the quarter. Average renewal pricing across our entire P&C Group was up less than 1% for the quarter. Excluding our workers’ compensation business, renewal pricing was up approximately 3%. Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules.

The Property and Transportation Group reported an underwriting profit of $33 million in the first quarter of 2018 compared to $43 million in the first quarter of 2017. Higher underwriting profits in our agricultural businesses were more than offset by lower underwriting profit in our transportation and property & inland marine businesses. Catastrophe losses in this group were $5 million in both the first quarters of 2018 and 2017.

First quarter 2018 gross written premiums in this group were 2% higher than the comparable prior year period, while net written premiums were flat year-over-year. The growth in gross written premiums is primarily attributable to new business opportunities in our property & inland marine and transportation businesses. Higher cessions of crop insurance impacted net written premiums. Overall renewal rates in this group increased 4% in the first quarter of 2018.

The Specialty Casualty Group reported an underwriting profit of $41 million in the first quarter of 2018 compared to $15 million in the comparable 2017 period. Higher profitability in our workers’ compensation and executive liability businesses, primarily attributed to higher prior year favorable reserve development, as well as higher year-over-year underwriting profit in our excess & liability lines, were the drivers of the improved results. Catastrophe losses for this group were $5 million in the first quarter of 2018 and $1 million in the comparable 2017 period.

Gross and net written premiums for the first quarter of 2018 were up 15% and 10%, respectively, compared to the same period in 2018, primarily as a result of growth within Neon. Higher premiums in our executive liability and targeted markets businesses also contributed to growth during the quarter. Neon continues to purchase a significant reinsurance program, which impacted year-over-year growth in net written premium. Renewal pricing for this group was down 1% during the first quarter. Excluding rate decreases in our workers’ compensation businesses, renewal rates in this group were up 2%.

The Specialty Financial Group reported an underwriting profit of $15 million in the first quarter of 2018, compared to $22 million in the comparable 2017 period. The decrease was driven primarily by lower underwriting profitability in our financial institutions business. Catastrophe losses for this group were $3 million in the first quarter of 2018, compared to a $1 million in the prior year quarter.

First quarter 2018 gross and net written premiums were up 9% and 5%, respectively, when compared to the prior year period, primarily as a result of higher premiums in our lender services and leasing businesses, which were largely ceded. Renewal pricing in this group was up approximately 2% for the quarter.

Carl Lindner III stated, “Each of our Specialty P&C insurance groups reported strong underwriting margins in the first quarter, and we achieved solid year-over-year growth in net written premiums overall. I’m especially pleased by the performance of our workers’ compensation businesses as we start the year. Based on results during the first quarter, we continue to expect an overall 2018 calendar year combined ratio in the range of 92% to 94% and net written premium growth between 3% and 7%.”

Further details about AFG’s Specialty P&C operations may be found in the accompanying schedules and in our Quarterly Investor Supplement, which is posted on our website.

Annuity Segment

As shown in the following table, AFG’s Annuity Segment reported $125 million in pretax earnings in the first quarter of 2018, compared to $96 million in the first quarter of 2017. Earnings before the impact of fair value accounting for fixed-indexed annuities (FIAs) were $112 million, a 14% increase from the prior year period.

Components of Annuity Earnings Before Income Taxes

Dollars In millions	Three months ended March 31,		Pct. Change
	2018	2017
Annuity earnings before fair value accounting for FIAs	$112	$98	14%
Impact of fair value accounting for FIAs:
Interest accreted on embedded derivative	(7)	(3)	nm
Renewal option costs lower (higher) than expected	(4)	2	nm
Other changes in fair value	24	(1)	nm

Pretax annuity earnings	$125	$96	30%

Annuity Earnings Before Fair Value Accounting for FIAs – Annuity earnings before fair value accounting for FIAs of $112 million in the first quarter of 2018 established a new all-time high for the Annuity Segment. Quarterly average annuity investments and reserves both grew 10% year-over-year. In addition, the Annuity Segment earned unusually high returns on certain private equity and limited partnership investments, which is not necessarily expected to be recurring. The benefit of these items was partially offset by the runoff of higher-yielding investments.

Impact of Fair Value Accounting for FIAs – Under GAAP, a portion of the reserves for FIAs ($2.5 billion and $2.0 billion at March 31, 2018 and March 31, 2017, respectively) is considered an embedded derivative and is recorded at fair value based on the estimated present value of certain expected future cash flows. Assumptions used in calculating this fair value include projected interest rates, option costs, surrenders, withdrawals and mortality. Variances from these assumptions, as well as changes in the stock market, will generally result in a change in fair value. Some of these adjustments are not economic in nature for the current reporting period, but rather impact the timing of reported results.

The impact of fair value accounting for FIAs includes an expense for annuity interest accreted on the FIA embedded derivative reserve. The amount of interest accreted in any period is generally based on the size of the embedded derivative and current short-term interest rates.

“Other Changes in Fair Value” of $20 million in the first quarter of 2018 reflects the benefit of significantly higher than expected interest rates, partially offset by higher than expected option costs for the Company’s FIA liabilities and the impact of a decrease in the stock market. By comparison, during the first quarter of 2017, the negative impact of lower than expected interest rates was more than offset by the benefit of a higher stock market and certain other items. For an analysis of fair value accounting, see our Quarterly Investor Supplement, which is posted on AFG’s website.

AFG’s Annuity Segment reported statutory premiums of $1.15 billion in the first quarter of 2018, compared to $1.29 billion in the first quarter of 2017. Higher premiums in the retail channel were more than offset by lower premiums in the financial institutions channel. However, premiums in the first quarter of 2018 represent a 26% increase from sales reported in the fourth quarter of 2017, reflecting growth in all product lines and channels.

Craig Lindner stated, “I am pleased that 2018 is off to a strong start for the Annuity Segment. We remain committed to achieving appropriate returns on new business, and believe that our investment skills and consumer-centric product strategy position us well to respond to changing market conditions and consumer demand. While our 2018 first quarter earnings were outstanding, we do not anticipate a recurrence of certain items that favorably impacted the quarter, including the exceptionally high returns on certain of our investments (which impacted earnings before fair value accounting).

“Furthermore, we expect to continue to see the negative impact of higher FIA option costs, which impact fair value accounting. We will continue to closely monitor these costs, which have been elevated over the last two quarters. If this trend continues, we will likely need to adjust renewal rates on our inforce indexed annuity policies to help mitigate the higher costs. Our original estimate for 2018 pretax annuity earnings remains unchanged and is in the range of $385 to $425 million.

“Finally, due to stronger than expected first quarter sales in our Retail channel, we now expect that 2018 full year annuity premiums will be up 6% to 12% when compared to the $4.3 billion sold in 2017, an increase from our original guidance of 2% to 6%.”

Annuity Segment 2018 guidance assumes (i) interest rates and the stock market rise moderately from today’s levels, (ii) more normalized income from certain investments required to be marked to market through earnings, and (iii) higher option costs. Fluctuations in the returns on investments, large changes in interest rates and/or the stock market, and higher or lower FIA option costs, as compared to our expectations, could lead to significant positive or negative impacts on the Annuity Segment’s results.

More information about premiums and the results of operations for our Annuity Segment may also be found in our Quarterly Investor Supplement.

Investments and Recently Adopted Accounting Standards

Effective January 1, 2018, AFG adopted ASU 2016-01, which requires that all equity securities previously classified as “available for sale” be reported at fair value, with holding gains and losses recognized in net earnings, instead of accumulated other comprehensive income (AOCI). AFG recorded first quarter 2018 net realized losses on securities of $74 million ($0.82 per share) after tax and after deferred acquisition costs (DAC), which included $71 million ($0.78 per share) in after-tax, after-DAC holding losses to adjust equity securities to fair value. By comparison, AFG recorded net realized gains of $2 million in the comparable 2017 period. The impact to our income statement will vary depending upon the level of volatility in the performance of the securities held in our equity portfolio and the overall market.

Unrealized gains on fixed maturities were $342 million after tax and after DAC at March 31, 2018, a decrease of $277 million since year end. A net unrealized gain on equity securities of $221 million included in AOCI as of December 31, 2017 was reclassified to retained earnings as the cumulative effect of an accounting change in connection with the adoption of ASU 2016-01, effective January 1, 2018. This reclassification had no impact on net income or overall shareholders’ equity.

Our portfolio continues to be high quality, with 89% of our fixed maturity portfolio rated investment grade and 98% with a National Association of Insurance Commissioners’ designation of NAIC 1or 2, its highest two categories.

For the three months ended March 31, 2018, P&C net investment income was approximately 16% higher than the comparable 2017 period, and included unusually high returns on certain private equity and limited partnership investments.

In March 2017, AFG sold a hotel property in Cincinnati that was owned and managed by a subsidiary of Great American Insurance Company. AFG recognized an after-tax gain of $7 million on the sale, which is recorded as “Other Income” and is included in Specialty P&C core operating earnings.

More information about the components of our investment portfolio may be found in our Quarterly Investor Supplement, which is posted on our website.

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets of approximately $60 billion. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of fixed and fixed-indexed annuities in the retail, financial institutions and education markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Forward Looking Statements

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company’s expectations concerning market and other conditions and their effect on future premiums, revenues, earnings, investment activities and the amount and timing of share repurchases; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes; and improved loss experience.

Actual results and/or financial condition could differ materially from those contained in or implied by such forward-looking statements for a variety of reasons including, but not limited to: changes in financial, political and economic conditions, including changes in interest and inflation rates, currency fluctuations and extended economic recessions or expansions in the U.S. and/or abroad; performance of securities markets, including FIA option costs; new legislation or declines in credit quality or credit ratings that could have a material impact on the valuation of securities in AFG’s investment portfolio; the availability of capital; regulatory actions (including changes in statutory accounting rules); changes in the legal environment affecting AFG or its customers; tax law and accounting changes; levels of natural catastrophes and severe weather, terrorist activities (including any nuclear, biological, chemical or radiological events), incidents of war or losses resulting from civil unrest and other major losses; development of insurance loss reserves and establishment of other reserves, particularly with respect to amounts associated with asbestos and environmental claims; availability of reinsurance and ability of reinsurers to pay their obligations; trends in persistency and mortality; competitive pressures; the ability to obtain adequate rates and policy terms; changes in AFG’s credit ratings or the financial strength ratings assigned by major ratings agencies to AFG’s operating subsidiaries; the impact of the conditions in the international financial markets and the global economy (including those associated with the United Kingdom’s expected withdrawal from the European Union, or “Brexit”) relating to AFG’s international operations; and other factors identified in AFG’s filings with the Securities and Exchange Commission.

The forward-looking statements herein are made only as of the date of this press release. The Company assumes no obligation to publicly update any forward-looking statements.

Conference Call

The Company will hold a conference call to discuss 2018 first quarter results at 11:30 a.m. (ET) tomorrow, Thursday, May 3, 2018. Toll-free telephone access will be available by dialing 1-877-459-8719 (international dial-in 424-276-6843). The conference ID for the live call is 4295529. Please dial in five to ten minutes prior to the scheduled start time of the call.

A replay will be available two hours following the completion of the call and will remain available until 11:59 p.m. (ET) on May 10, 2018. To listen to the replay, dial 1-855-859-2056 (international dial-in 404-537-3406) and provide the conference ID 4295529.

The conference call and accompanying webcast slides will also be broadcast live over the internet. To access the event, click the following link: https://www.afginc.com/news-and-events/event-calendar. Alternatively, you can choose Events from the Investor Relations page at www.AFGinc.com.

An archived webcast will be available immediately after the call via the same link on our website until May 10, 2018 at 11:59 p.m. (ET). An archived audio MP3 file will be available within 24 hours of the call.

Contact:

Diane P. Weidner, IRC

Asst. Vice President – Investor Relations

(513) 369-5713

Websites:

www.AFGinc.com

www.GreatAmericanInsuranceGroup.com

# # #

(Financial summaries follow)

This earnings release and AFG’s Quarterly Investor Supplement are available in the Investor Relations section of AFG’s website: www.AFGinc.com.

AFG18-07

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS AND SELECTED BALANCE SHEET DATA

(In Millions, Except Per Share Data)

	Three months ended March 31,
	2018	2017
Revenues
P&C insurance net earned premiums	$1,107	$1,022
Life, accident & health net earned premiums	6	6
Net investment income	495	435
Realized gains (losses) on securities	(93)	3
Income (loss) of managed investment entities:
Investment income	58	51
Loss on change in fair value of assets/liabilities	(3)	—
Other income	49	59

Total revenues	1,619	1,576

Costs and expenses
P&C insurance losses & expenses	1,022	948
Annuity, life, accident & health benefits & expenses	275	258
Interest charges on borrowed money	15	21
Expenses of managed investment entities	48	41
Other expenses	85	85

Total costs and expenses	1,445	1,353

Earnings before income taxes	174	223
Provision for income taxes(b)	33	68

Net earnings including noncontrolling interests	141	155
Less: Net earnings (losses) attributable to noncontrolling interests	(4)	2

Net earnings attributable to shareholders	$145	$153

Diluted earnings per Common Share	$1.60	$1.72

Average number of diluted shares	90.4	89.3

	March 31, 2018	December 31, 2017
Selected Balance Sheet Data:
Total cash and investments	$45,949	$46,048
Long-term debt	$1,301	$1,301
Shareholders’ equity(c)	$5,183	$5,330
Shareholders’ equity (excluding unrealized gains/losses related to fixed maturities)(c)	$4,865	$4,724
Book value per share	$58.32	$60.38
Book value per share (excluding unrealized gains/losses related to fixed maturities)	$54.74	$53.51
Common Shares Outstanding	88.9	88.3

Footnotes (b) and (c) are contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

SPECIALTY P&C OPERATIONS

(Dollars in Millions)

	Three months ended March 31,		Pct. Change
	2018	2017
Gross written premiums	$1.458	$1,324	10%

Net written premiums	$1,102	$1,027	7%

Ratios (GAAP):
Loss & LAE ratio	57.8%	59.5%
Underwriting expense ratio	33.9%	32.7%

Specialty Combined Ratio	91.7%	92.2%

Combined Ratio – P&C Segment	91.8%	92.3%

Supplemental Information:(d)
Gross Written Premiums:
Property & Transportation	$426	$416	2%
Specialty Casualty	853	744	15%
Specialty Financial	179	164	9%

	$1,458	$1,324	10%

Net Written Premiums:
Property & Transportation	$324	$324	—%
Specialty Casualty	594	540	10%
Specialty Financial	148	141	5%
Other	36	22	64%

	$1,102	$1,027	7%

Combined Ratio (GAAP):
Property & Transportation	90.4%	87.3%
Specialty Casualty	92.9%	97.0%
Specialty Financial	90.2%	85.0%
Aggregate Specialty Group	91.7%	92.2%

	Three months ended March 31,
	2018	2017
Reserve Development (Favorable) / Adverse:
Property & Transportation	$(18)	$(17)
Specialty Casualty	(35)	(6)
Specialty Financial	(3)	(9)
Other	(1)	3

	$(57)	$(29)

Points on Combined Ratio:
Property & Transportation	(5.1)	(4.8)
Specialty Casualty	(6.0)	(1.1)
Specialty Financial	(1.8)	(6.4)
Aggregate Specialty Group	(5.1)	(2.8)

Footnote (d) is contained in the accompanying Notes to Financial Schedules at the end of this release.

AMERICAN FINANCIAL GROUP, INC.

ANNUITY SEGMENT

(Dollars in Millions)

Components of Statutory Premiums

	Three months ended March 31,		Pct. Change
	2018	2017
Annuity Premiums:
Financial Institutions	$518	$749	(31%)
Retail	577	489	18%
Education Market	46	45	2%
Variable Annuities	7	7	—

Total Annuity Premiums	$1,148	$1,290	(11%)

Components of Annuity Earnings Before Income Taxes

	Three months ended March 31,		Pct. Change
	2018	2017
Revenues:
Net investment income	$394	$347	14%
Other income	26	27	(4%)

Total revenues	420	374	12%
Costs and Expenses:
Annuity benefits	182	196	(7%)
Acquisition expenses	81	52	56%
Other expenses	32	30	7%

Total costs and expenses	295	278	6%

Annuity earnings before income taxes	$125	$96	30%

Supplemental Annuity Information

	Three months ended March 31,		Pct. Change
	2018	2017
Earnings before fair value accounting for FIAs	$112	$98	14%
Impact of fair value accounting for FIAs:
Interest accreted on embedded derivative	(7)	(3)	nm
Renewal option costs lower (higher) than expected	(4)	2	nm
Other changes in fair value	24	(1)	nm

Earnings before income taxes	$125	$96	30%

Average fixed annuity reserves*	$33,329	$30,183	10%
Net interest spread*	2.75%	2.58%
Net spread earned before fair value accounting for FIAs*	1.38%	1.31%
Net spread earned after impact of fair value accounting for FIAs*	1.54%	1.28%

*	Excludes fixed annuity portion of variable annuity business.

AMERICAN FINANCIAL GROUP, INC.

Notes to Financial Schedules

a)	Components of core net operating earnings (in millions):

	Three months ended March 31,
	2018	2017
Core Operating Earnings before Income Taxes:
P&C insurance segment	$188	$169
Annuity segment, before fair value accounting for FIAs	112	98
Impact of fair value accounting for FIAs	13	(2)
Interest & other corporate expense *	(42)	(47)

Core operating earnings before income taxes	271	218
Related income taxes	52	67

Core net operating earnings	$219	$151

*	Other Corporate Expense includes income and expenses associated with AFG‘s run-off businesses.

b)	Excluding the significant tax benefit related to stock-based compensation in the first quarter of 2017, AFG’s effective tax rate was 33%.

c)	Shareholders’ Equity at March 31, 2018 includes $342 million ($3.85 per share) in unrealized after-tax gains on fixed maturities and $24 million ($0.27 per share) in unrealized after-tax losses on fixed maturity-related cash flow hedges. Shareholder’s Equity at December 31, 2017 includes $619 million ($7.01 per share) in unrealized after-tax gains on fixed maturities and $13 million ($0.14 per share) in unrealized after-tax losses on fixed maturity-related cash flow hedges.

d)	Supplemental Notes:

•	Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.

•	Specialty Casualty includes primarily excess and surplus, general liability, executive liability, professional liability, umbrella and excess liability, specialty coverages in targeted markets, customized programs for small to mid-sized businesses and workers’ compensation insurance.

•	Specialty Financial includes risk management insurance programs for lending and leasing institutions (including equipment leasing and collateral and lender-placed mortgage property insurance), surety and fidelity products and trade credit insurance.

•	Other includes an internal reinsurance facility.